Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 31, 2023, in the Post-Effective Amendment No.1 Registration Statement (Form F-1 333-270791) of Lavoro Limited for the registration of up to 111,557,151 class A ordinary shares and up to 10,083,592 class A ordinary shares underlying warrants.
/s/ ERNST & YOUNG
Auditores Independentes S/S Ltda.
São Paulo, Brazil
November 9, 2023
.